Exhibit r (ii)

NYLIM Holdings LLC
Code of Ethics
January 2012

Section 1 General Fiduciary Principles and Standards of Business conduct

This Code of Ethics (“Code”) has been adopted by New York Life Investment Management Holdings LLC’ (“NYLIM Holdings”) and its divisions and subsidiaries (collectively, “New York Life Investments” or the “Company”)1 and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”). The Company has delegated administration and enforcement of this Code to New York Life Investments Compliance (the “Compliance Department”).

Pursuant to Section 206 of the Advisers Act, both the Company and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this principal involves more than acting with honesty and good faith alone. It means that the Company has an affirmative duty of utmost good faith to act solely in the best interest of its clients. The Company is committed to promoting the highest ethical standards and practices while pursuing its business interests.

The Code is designed to ensure that Employees comply with all applicable federal securities laws. It is based upon the principle that the Company and its employees owe a fiduciary duty to our clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm, (iii) making any untrue statement, omitting a material fact, or otherwise being misleading, including the use or misuse of false rumors or (iv) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

Each employee has an obligation to make prompt and full disclosure of any situation which may involve a conflict of interest. Potential conflicts that require disclosure include, but are not limited to, outside employment and material business relationships, outside directorships, gifts and entertainment, political activity, or any other arrangement or circumstance, including family or other personal relationships which might dissuade an Employee from acting in the best interest of the Company and its Clients. Employees shall promptly notify the Chief Compliance Officer (“CCO”) or Local Compliance Officer (“LCO”) of any violation potential violation of the Code.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Employees from liability for personal trading or other conduct that violates a fiduciary duty to our Clients.

Some provisions of the Code, particularly with respect to personal trading, only apply to Access Persons, as defined herein and do not apply to all Employees of the Company. Status as an Access Person will depend on a person’s specific title, functions, duties, activities, and access to information. See Section II for the definition of Access Persons.

1 For purposes of this Code, New York Life Investments includes the following NYLIM Holdings entities: Madison Square Investors LLC, Madison Capital Funding LLC, MCF Capital Management LLC, NYLIM Service Company LLC, NYLIFE Distributors LLC, NYLCAP Manager LLC, New York Life Investments, New York Life Investments International Ltd., and the following New York Life Insurance Company subsidiary: New York Life Trust Company. MacKay Shields LLC, Institutional Capital LLC and McMorgan & Co. LLC, directly owned subsidiaries of NYLIM Holdings, administer their own Codes of Ethics. Private Advisors, LLC, a majority-owned subsidiary of NYLIM Holdings, also administer its own Code of Ethics.

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Employees are also required to adhere to the policies relating to the Code including: Insider Trading and Information Barrier Policy, Conflicts of Interest Policy, Gift and Entertainment Policy, Mutual Fund Selective Disclosure Policy, Personal Political Contributions Policy, and Integrity – Standards of Business Conduct Policy (“Related Policies”). These Related Policies have been distributed separately from this Code.

Section 2 Definitions

Access Person - shall have the same meaning as set forth in Rule 204A-1 of the Advisers Act and shall include:

-	an officer (defined as having the title Director and above) or director of New York Life Investments;

-	any “Supervised Person” of New York Life Investments who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any Affiliated Fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.

Affiliated Fund - an investment company advised or subadvised by the Company and any investment company whose investment adviser or principal underwriter is controlled by or under common control with the Company. (Currently applies to the MainStay Group of Funds)

Automatic Investment Plan – a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes dividend reinvestment plans (“DRIPs”) and Employee Stock Purchase Plans (“ESPPs”).

Beneficial Ownership - shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A beneficial owner is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest in securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in those securities. A person is presumed to have an indirect pecuniary interest in securities held by members of a person’s Immediate Family who either reside with, or are financially dependent upon, or whose investments are controlled by, that person. A person also has a beneficial interest in securities held: (i) by a trust in which he or she is a Trustee, has a Beneficial Interest or is the settlor with a power to revoke; (ii) by another person and he or she has a contract or an understanding with such person that the securities held in that person’s name are for his or her benefit; (iii) in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights; (iv) by a partnership of which he or she is a member; (v) by a corporation that he or she uses as a personal trading medium; or (vi) by a holding company that he or she controls.

Buy or Sell Order - an order placed with a broker to buy or sell a security.

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Cashless Exercise - Transactions executed when exercising employee stock options. Essentially, the money is borrowed to exercise the option to purchase shares, the option is exercised and simultaneously the shares are sold to pay for the purchase, taxes, and broker commissions.

Client - any client of the Company, including a registered investment company (mutual fund) or other person or entity.

Covered Security - means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

-	Direct obligations of the U.S. Government;
-	bankers’ acceptances;
-	bank certificates of deposit;
-	commercial paper;
-	high quality short-term debt instruments, including repurchase agreements;
-	shares issued by open-end mutual funds not advised or subadvised by the Company; and
-	interests in qualified state college tuition programs (“529 Plans”).

Discretionary Managed Account – an account managed on a discretionary basis by a person other than such Employee over which an Employee has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions therein.

Dividend Reinvestment Plan (DRIPs)– a stock purchase plan offered by a corporation whereby shareholders purchase stock directly from the company (usually through a transfer agent) and allow investors to reinvest their cash dividends by purchasing additional shares or fractional shares.

Employee - any person employed by New York Life Investments. Temporary employees and outside consultants who work on-site at New York Life Investments and who in connection with his or her regular functions or duties obtain information regarding the purchase or sale of securities in portfolios managed by the Company may be subject to this Code, as determined by New York Life Investments Compliance.

Employee Stock Option Plan – Contracts between a company and its employees that give employees the right to buy a specific number of the company’s shares at a fixed price within a certain period of time.

Employee Stock Purchase Plan (ESPP)- An organized plan for employees to buy shares of their company’s stock.Exchange Traded Fund – An exchange-traded fund, or ETF, represents shares of ownership in a fund, unit investment trust, or depository receipts that hold portfolios of common stocks that are included in a selected index, either broad market, sector or international. ETFs trade throughout the day on an exchange.

Federal Securities Laws - the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Front Running - the buying or selling of a security by a person, with the intent of taking advantage of the market impact of a client’s transaction in the underlying security by or on behalf of the Client.

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Immediate Family - any of the following relatives: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships sharing the same household. The term also includes any related or unrelated individual who resides with, or is financially dependent upon, or whose investments are controlled by, or whose financial support is materially contributed to by, the employee, such as a “significant other.”

Initial Public Offering - an offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Insider Trading - the purchase or sale of securities of a public company while in possession of material, non-public information or communicating such information to others.

Investment Club - a group of two or more people, each of whom contributes monies to an investment pool and participates in the investment making decision process and shares in the investment returns.

Investment Personnel - Employees who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities for Client Accounts (i.e., portfolio managers, traders and analysts).

New York Life Investments - includes the following NYLIM Holdings entities: Madison Square Investors LLC, Madison Capital Funding LLC, Madison Capital Funding Capital Management LLC, NYLIM Service Company LLC, NYLIFE Distributors Inc., NYLCAP Manager LLC, and New York Life Investments, and New York Life Investments International Ltd., as well as the following New York Life Insurance Company subsidiaries and New York Life Trust Company.

Non-Access Person – employees that do not fall into the definition of Access Person.

Private Placement - an offering that is exempt from registration under the Securities Act of 1933, as amended, under Sections 4(2) or 4(6), or Rules 504, 505 or 506 thereunder.

Restricted List – a listing of securities maintained by the CCO or LCO in which trading by Access Persons is generally prohibited.

Registered Representative - an Employee who is registered as such with a member firm of the Financial Industry Regulatory Authority (“FINRA”).

Scalping- buying and selling a security on the same day as a Client and includes, among other transactions, the buying of a security when a client is selling that security, or selling a security when a Client is buying that security, with the intention of taking advantage of the market impact of the Client’s trades.

Supervised Person – An adviser’s supervised persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser’s supervision and control.

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Section 3 Personal Investing Activities - RESTRICTIONS AND Monitoring Procedures

3.1 General Policy –All Employees

The Company has adopted the following principles governing personal investment activity which apply to all Employees:

-	The interests of Client accounts will at all times be placed first (no Front Running or Scalping);
-	All personal securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;
-	Employees may not engage in Insider Trading;
-	Employees must not take inappropriate advantage of their positions;
-	Active trading is discouraged. While there is currently no limitation on the number of trades that an Employee may execute per quarter or trade requests that an Employee may submit per quarter, the Code grants the CCO or LCO the power to impose such a limitation on any Employee if it is believed to be in the best interest of the Company or its Clients;
-	No personal trades may be effected through the Company’s traders;
-	No Employee shall purchase and sell (or exchange), or sell and purchase (or exchange), shares of the same Affiliated Fund within 30 days. The 30-day holding period is measured from the time of the most recent purchase of shares of the relevant Affiliated Fund by the Employee. This applies to all Affiliated Funds, including shares owned through a 401(K) plan or similar account, or through a variable insurance product. It does not apply to purchases that are effected as part of an automatic dividend reinvestment plan, an automatic investment plan, a payroll deduction plan or program, or transactions in money market funds.

3.2 Additional Requirements for Access Persons and Investment Personnel

If you are designated an Access Person because of your position in the Company or your access to information regarding Client information, you are subject to the following additional requirements.

3.2.1 Preclearance of Covered Securities

Preclearance of personal securities transactions allows the Company to prevent certain trades that may conflict with Client trading. Each Access Person must submit their requests through the employee preclearance system (the “iTrade System”) via the Company’s Intranet. Automated feedback will be provided to the Employee as to whether the request is approved or denied.

In the event that the iTrade System is unavailable, Access Persons must send a request via electronic mail to the Compliance Department, including the information contained in the hardcopy Preclearance Form (Exhibit C) and receive approval prior to completing any transaction in Covered Securities. The Compliance Department will provide approval or denial via electronic mail. The authorization given through the iTrade System or by the Compliance Department is effective for the calendar day that the request was submitted and ultimately approved. If your transaction is not executed on that same day, a new request must be submitted.

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3.2.2 Sixty Day Holding Period

Access Persons may not profit from the purchase and sale or sale and purchase of the same (or equivalent) Covered Security within sixty calendar days. The 60-day holding period is measured from the time of the most recent purchase of shares of the relevant Covered Security by the Employee. Violations may result in, among other things, disgorgement of the profit to the Client or to a charity of the Company’s choice. Exceptions may be made by the CCO or LCO to accommodate special circumstances.

Notwithstanding the above, an Access person who receives a grant of options through an Employee Stock Option Plan, who chooses to exercise those options in a Cashless Exercise, will be allowed an exception from the sixty-day holding period, but only after obtaining approval from the Compliance Department.

3.2.3 Trading /Black-Out Period

Access Persons may not purchase or sell a Covered Security on a day when there is a Buy or Sell Order for a Client. Access Persons deemed Investment Personnel are further restricted to Black-Out Periods. Investment Personnel may not purchase or sell a Covered Security if any purchase or sale of such securities has been made for a Company Client account in the prior seven calendar days or can reasonably be anticipated for a Company Client account in the next seven calendar days.

3.2.4	Exceptions to Trading/Blackout Period

Exceptions may be granted to the black-out period set forth in paragraph 3.2.3 above if the transaction involves (i) 500 shares or less in the aggregate and the issuer has market capitalization greater than $5 billion; or (ii) the smaller of 500 shares or less in the aggregate or less than .001% of the issuer’s market capitalization, if the issuer has market capitalization less than $5 billion and (iii)the transaction is not on a day when there is a Buy or Sell Order for a Client of the Company.

3.2.5 Other Exceptions

Requirements pertaining to Sections 3.21 through 3.24 do not apply to transactions:

-	by employees of the New York Life Insurance Company who are directors of New York Life Investments or certain other designated departments or persons, who do not have access to information about the Company’s purchases and sales of securities;

-	in Discretionary Managed Accounts;

-	that are non-volitional in nature: e.g. stock splits, stock dividends, exchanges and conversions, mandatory tenders, pro rata distributions to all holders of a class of securities, gifts, inheritances, margin/maintenance calls (where the securities to be sold are not directed by the covered person), and sales pursuant to regulated tender offers;

-	in Automatic Investment Plans such as DRIPs, ESPPs or similar accounts;

-	in Exchange Traded Funds (“ETFs”) representing shares of a broad-based market index and which consists of a minimum of 30 securities, commodity, currency and treasury ETF’s;

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-	in securities that are not “Covered Securities”;

-	in government-sponsored enterprises fixed income securities (e.g., FNMA, FHLMC);

-	in municipal (“muni”) bonds; or

-	in municipal auction rate securities (“ARS”) with short-term coupon resets (e.g. 7 day) and closed-end municipal auction rate “Preferred” shares.

3.3 Initial Public Offerings and Private Placements

No Access Person (or Employees who are Registered Representatives) may directly or indirectly acquire Beneficial Ownership in any securities in an Initial Public Offering of securities or a Private Placement except with the express written prior approval of the CCO (See Exhibit D).

3.4 Restricted List

No Access Person may acquire or dispose of any direct or indirect Beneficial Ownership in securities of an issuer listed on the Company’s Restricted List. Although transactions in securities of an issuer listed on the Restricted List are generally prohibited, case-by-case exceptions may be granted by the CCO.

3.5 Options

It shall be prohibited for Investment Personnel to trade in options with respect to individual securities covered under this Code. Transactions in index options effected on a broad-based index are permitted

3.6 Investment Clubs

Access Persons and members of their Immediate Family may not participate in Investment Clubs. In certain limited instances, exceptions may be granted on a case-by-case basis.

Section 4 Recordkeeping and Reporting Requirements

4.1 Initial Holdings and Account Reports

Employees shall, no later than 10 days after becoming an employee, submit an initial report ”Employee Initial/Annual Securities Holdings Report and Certification” (Exhibit E). The holdings information must be current as of 45 days prior to employment. Access Persons must also disclose all broker, dealer or bank accounts in which any Covered Securities or Affiliated Fund Shares are held.

Additionally, each new Employee shall file an “Acknowledgement of Receipt of the Code of Ethics and Related Policies” (Exhibit A).

4.2 Quarterly Reporting and Account Reports

Access Persons must, no later than 30 calendar days following quarter end, certify to all transactions in any Covered Security and Affiliated Funds or, alternatively, must confirm that there were no such transactions in the applicable quarter. Employees must complete this requirement electronically through the iTrade System via the Company’s Intranet. In the event that the iTrade System is unavailable, Access Persons shall file a “Quarterly Transactions Report” (Exhibit F).

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4.3 Annual Reporting

No later than January 30th each year: (i) all Employees must file an annual certification indicating that the Employee has complied with the Code and Related Policies and (ii) Access Persons must also file an annual holdings report. Employees must complete these requirements through the iTrade System.

4.4 Opening of Brokerage Accounts

Access Persons shall promptly notify the Compliance Department of any new account opened with a broker, dealer or bank including Discretionary Managed Accounts. Access Persons must provide the Compliance Department with sufficient information so that Compliance can arrange for duplicate confirmations and accounts statements to be mailed to the Compliance Department at the following address:

New York Life Investments,

169 Lackawanna Avenue

P.O. Box 424

Parsippany, New Jersey, 07054-0424

Attn: Compliance Department

4.5 New York Life Investments Recordkeeping

The Company is required under the Investment Advisers Act of 1940, as amended, and the Investment Company Act to keep records of certain transactions in which its Employees have direct or indirect Beneficial Ownership.

The Compliance Department maintains all records relating to compliance with the Code, such as preclearance requests, exception reports, other internal memoranda relating to non-compliant transactions, and preclearance records, records of violations and any actions taken as a result thereof, written acknowledgements, and the names of Access Persons for a minimum period of five years. Acknowledgements of the Code will be maintained for five years after the individual ceases to be an Employee.

4.6 Personal Recordkeeping

Access Persons should maintain copies of their pre-clearance authorizations, brokerage confirms and brokerage statements, if any. If there is any question as to whether a proposed transaction might involve a possible violation of the Code, the transaction should be discussed in advance with the CCO or LCO.

Section 5 Administration

5.1 Mutual Fund Code of Ethics

Certain Employees may owe a specific duty of care to each mutual fund Client based on the Employee’s status as an Access Person of that mutual fund. It has been determined that each Employee’s compliance with the Company’s Code will also satisfy the requirements of Rule 17j-1 of the Investment Company Act as well as any mutual fund that the Company presently advises or subadvises.

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5.2 Sanctions and Review

Upon discovering a violation of the Code, the Company shall take whatever remedial steps it deems necessary and available to correct an actual or apparent conflict (e.g., trade reversal etc.). Following those corrective efforts, the CCO may impose sanctions if, based upon all of the facts and circumstances considered, such action is deemed appropriate. The magnitude of these penalties varies with the severity of the violation, although repeat offenders will likely be subjected to harsher punishment. These sanctions may include, among others, the reversal of trades, disgorgement of profits, suspension of trading privileges or, in more serious cases, inclusion in annual performance evaluations, suspension or termination of employment. It is important to note that violations of the Code may occur without employee fault (e.g., despite preclearance). In those cases, punitive action may not be warranted, although remedial steps may still be necessary.

5.3 Review by CCO

On a quarterly basis, the CCO will provide the MainStay Mutual Funds Board with a report describing issues arising under the Code since its last report, including but not limited to information about material violations of the Code by Access Persons and sanctions imposed in response to such violations.

5.4	Monitoring

The Company has delegated administration and enforcement of this Code to New York Life Investments Compliance. Compliance, utilizing the iTrade System and other methods, conducts reviews of all personal securities transactions and holdings reports with a view towards determining whether Employees have complied with all provisions of the Code. Compliance is responsible for developing and maintaining more detailed standard operating procedures around daily monitoring to detect and prevent violations of this Code.

5.5	Acknowledgment and Training

Each Employee must certify initially and annually thereafter that he or she has read and understood, is subject to and has complied with the Code and its related polices. Each Employee must attend a Code of Ethics training session conducted by Compliance within a reasonable time of becoming an Employee.

5.6 Exceptions

The CCO may grant written exceptions to provisions of the Code in circumstances which present special hardship. Exceptions shall be structured to be as narrow as is reasonably practicable with appropriate safeguards designed to prevent abuse of the exception. Notwithstanding the foregoing, however, no exception to a provision of the Code shall be granted where such exception would result in a violation of Rule 17j-1 or Rule 204A-1.

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Exhibit r (ii)

EXHIBIT A

Acknowledgement of Receipt of the Code of Ethics and related policies

NYLIM Holdings LLC Code of Ethics

NYLIM LLC inside information and Information Barrier policy and procedures

NYLIM Conflicts of Interest Policy

NYLIM Holdings LLC gift & entertainment policy

policy and procedures concerning selective disclosure of mutual fund portfolio holdings

NYLIM Personal Political Contributions Policy

Integrity – Standards of Business Conduct

I hereby certify that I have received a copy of the New York Life Investment Management Holdings LLC Code of Ethics and other policies listed above, have read and am subject to the Code and these other policies, and understand the relevant requirements.

(Signature)
Name and Title
Department
Date

Received By:
Name and Title
Department
Date

EXHIBIT B

Annual Certification of Compliance with the

NYLIM Holdings LLC Code of Ethics

nylim LLC inside information and Information Barrier policy and procedures

NYLIM Holdings LLC gift & entertainment policy

policy and procedures concerning selective disclosure of mutual fund portfolio Holdings

NYLIM Personal Political Contributions Policy

Integrity – Standards of Business Conduct

I hereby certify that I have received read and understood the Code and policies listed above. I further certify that I have complied with and will continue to comply with each of the provisions of the Code and policies to which I am subject.

(Signature)
Name and Title
Department
Date

Received By:
Name and Title
Department
Date

EXHIBIT C

NEW YORK LIFE INVESTMENTS
Personal Securities Trading Preclearance Request Form

Employee Name
Broker
Brokerage Account #
Received by/Date Received

TRADES MUST BE MADE ON THE SAME DAY THAT APPROVAL IS RECEIVED.

DATE	NAME OF SECURITY	# OF SHRS, PRINCIPAL AMOUNT, ETC.	APPROX PRICE	SYMBOL OR CUSIP #	SEC. MKT. CAP.	PURCHASE/SALE	DIRECT OWNERSHIP (D) FAMILY (F) CONTROL (C)	APPROVED DENIED

The person indicated above has stated and represents that:

(a)	he/she has no inside information (including information relating to planned securities transactions by the Company) relating to the above referenced issuer(s);

(b)	there are no conflict of interest in these transactions with respect to Client portfolios (IF A CONFLICT OF INTEREST EXISTS, PLEASE CONTACT THE COMPLIANCE DEPARTMENT IMMEDIATELY); and

(c)	these securities are not initial public offerings or private placements.

EXHIBIT D

New York Life Investments
IPO/Limited Offering Preclearance Request Form

Employee Name and Title
Are you a Registered Representative?* (YES or NO) If yes, transaction must be approved by Distributors CCO also.

______ Proposed investment in an Initial Public Offering (“IPO”)

Name of Security:
Estimated Quantity:
Estimated Trade Date:
Estimated Price:
Broker/Dealer (if any):
Brokerage Account Number:

___ Proposed investment in a limited offering (i.e. private placement, hedge fund, etc.)

Estimated Date of Transaction:
Name of Private Investment Entity: *Please provide copy of Offering Memorandum
Transaction:	Initial Purchase ________ Additional Purchase _________ Redemption/Withdrawal _________
Amount of Transaction (USD$, number of shares, units, interest, etc.):

I represent that my trading in this investment is not based on material non-public information. I understand that approval for limited offerings will only be in effect for 90 days from the date of the Chief Compliance Officer’s signature.

Employee Signature/Date
Approved/or Denied
CCO Signature/Date
NYLIFE Distributors CCO* Signature/Date

EXHIBIT E

EMPLOYEE INITIAL/ANNUAL SECURITIES HOLDINGS REPORT AND CERTIFICATION

Name
Initial Report
Annual Report

As of the date appearing above, the following are each and every Covered Security (only those Employees deemed Access Persons) and Affiliated Fund and securities account in which I have a direct or indirect “Beneficial Ownership” interest (Covered Securities do not include bank certificates of deposit, open-end mutual fund shares and U.S. Government obligations). For purposes of this report, the term Beneficial Ownership is very broad and includes, but is not limited to, ownership of securities or securities accounts (including Discretionary Managed Accounts) by or for the benefit of a person, or such person’s “immediate family” sharing the same household, including any account in which the Employee or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney. The term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and also includes adoptive relationships. For a more complete definition of these terms, please consult the NYLIM Holdings LLC Code of Ethics

This report need not disclose Covered Securities held in any account over which the Access Person has no direct or indirect influence or control. Employees not deemed Access Persons need only report holdings in Affiliated Funds.

Name of Security/ Affiliated Fund	Exchange Ticker Symbol or CUSIP	Broker, Dealer or Bank where Security Held	No. of Shares and Principal Amount	Nature of Interest (Direct Ownership, Family Member, Control, Etc.)

Name of any broker, dealer or bank with which I maintain an account in which any securities (including securities that are not Covered Securities and Discretionary Managed Accounts) are held for my direct or indirect benefit (“Securities Account”) as of the date appearing above:

Name of Broker, Dealer or Bank with which Account Is Held	Date Account Established	Account Number

I certify that the securities listed above are the only Covered Securities and Affiliated Funds in which I have a direct or indirect Beneficial Ownership interest. I further certify that the accounts listed above are the only Securities Accounts in which I have a direct or indirect Beneficial Ownership interest. I also consent to the release of certain personal information (name, home address, social security number and spouse’s first initial) by New York life Investments to a brokerage services company to be named by the Compliance Officer (the “Company”), who will provide the New York Life Investments Compliance Department with a report of all known brokerage accounts held by me or my spouse, if applicable. During this time, the Company will agree that all personal information shall be held in strict confidence and shall not be revealed to any person, corporation or entity (third parties) without prior written consent of the Company and the employee. Notwithstanding the foregoing, I understand however that the Company is authorized to disclose to its other customers, should they inquire, that I am currently (or have been) employed in some capacity in the securities related/financial services industry without identifying New York Life Investments (or its affiliates) as the employer. Such disclosure would generally take place if I opened a securities account with a client of the Company. These steps are being taken by the Company in its commitment to ensure compliance with federal securities laws.

Employee Signature
Date of Submission
Received By/Date Received

EXHIBIT F

QUARTERLY TRANSACTIONS REPORT

Name
Quarter Ending

As of the date appearing above, the following are each and every transaction in a Covered Security and Affiliated Fund in which I have a direct or indirect “Beneficial Ownership” interest For a more complete definition of these terms, please consult the NYLIM Holdings LLC Code of Ethics. This report need not disclose transactions in Covered Securities and Affiliated Fund Shares in any account over which the Employee has no direct influence or control.

Name of Security/ Affiliated Fund	Amount (# Shares or Principal Amount)	Exchange Ticker Symbol or CUSIP	Interest Rate/ Maturity Date (if applicable)	Trade Date	Nature of Transaction (Purchase, Sale, Etc.)	Price	Nature of Interest (Direct Ownership, Spouse, Control, Etc.)	Firm Through Which Transaction Was Effected

If no transactions in Covered Securities and Affiliated Fund Shares occurred, please insert “NONE” here:_____________

In connection with any purchases or sales of securities for Clients during the quarter, I disclosed to New York Life Investments any material interests in my Covered Securities and Affiliated Fund Shares which might reasonably have been expected to involve a conflict with the interests of Clients. Also, I have disclosed all my Covered Securities and Affiliated Fund Shares holdings to New York Life Investments.